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                                                                    EXHIBIT 99.1

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Mastering, Inc.

     We have audited the consolidated balance sheets of Mastering, Inc. (formerly Eagle River Interactive, Inc.), a Delaware corporation, and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1997, not presented separately herein. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis of our opinion.

     In our opinion, the financial statements referred to above, not presented separately herein, present fairly, in all material respects, the consolidated financial position of Mastering, Inc. and subsidiaries as of December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                    /s/ Arthur Andersen LLP

Denver, Colorado
January 19, 1998.